Exhibit 99.2

Company:	Asensus Surgical, Inc.
Conference Title:	Q4 2020 Asensus Surgical, Inc. Earnings Call
Moderator:	Mark Klausner, Westwicke Partners, Investor Relations
Anthony Fernando, President and Chief Executive Officer
Shameze Rampertab, Chief Financial Officer
Date: March 11, 2021

P R E S E N T A T I O N

Operator

Good afternoon, ladies and gentlemen, and welcome to the Asensus Surgical Fourth Quarter and Full Year Business Update Conference Call.

At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time.

I would now like to turn the call over to Mr. Mark Klausner of Westwicke. Please go ahead.

Mark Klausner

Thanks, Operator. Good afternoon, everyone, and thank you for joining us on today's call.

On the call with me today are Anthony Fernando, President and Chief Executive Officer; and Shameze Rampertab, Chief Financial Officer.

Before we begin, I would like to caution listeners that certain information discussed by Management during this conference call, including any guidance provided, are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company's business, including any impact from the COVID-19 pandemic.

The Company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with Asensus Surgical’s business, I encourage you to review the company's filings with the Securities and Exchange Commission, including the Form 10-K, expected to be filed later today, and other filings we make with the SEC.

During this call, we will also present certain non-GAAP financial information related to adjusted net loss attributable to common stockholders and adjusted net loss per common share attributable to common stockholders. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the Company's core operating results. Management uses non-GAAP measures to compare our performance relative to forecast and strategic plans to benchmark our performance externally against competitors and for certain compensation decisions. Reconciliations from U.S. GAAP to non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.

It is now my pleasure to turn the call over to Asensus Surgical’s President and Chief Executive Officer, Anthony Fernando.

Anthony Fernando

Thanks, Mark, and thank you all for joining us today. On today's call, I will begin by reviewing our recent progress, then I will hand the call over to Shameze to review our financial performance, after which I will discuss our priorities for 2021 before turning to Q&A.

Now, shifting to an update on our key focus areas for 2020. As a reminder, these are, first, market development, which involves building awareness of the Senhance system and effectively demonstrating the clinical and economic value in the marketplace by increasing the visibility of the success that our customers are having with the Senhance; second, clinical validation, which emphasizes the development of clinical evidence supporting the value proposition of the Senhance; and third, portfolio expansion, which focuses on broadening the applicability of Senhance by adding new indications, features, and new instruments.

Starting with our first focus area, market development. Specific to new system installs, as of the end of the year, we initiated 10 new clinical programs, three in the U.S., four in Europe, and three in Asia.

As it relates to our pipeline, the demand for Senhance remains strong. To help support that demand, we have added dedicated training facilities in key geographies. We launched a training center in Japan in the third quarter of 2020, and in February of 2021, we announced an agreement to launch a new surgical training center in Amsterdam. Through a partnering agreement with Amsterdam Skills Center, this site will serve surgeons and staff throughout Europe with training on Senhance. In addition, the Skills Center will also provide us with a world-class facility to engage European surgeons in technology and clinical development studies. We face a growing need to train European surgical teams as we continue to expand our footprint and adoption in Europe, and adding this second training site alongside our site in Milan will go a long way towards doing so.

Turning to procedure volumes, after hitting a low point during the second quarter of 2020, we have seen a continued rebound during the second half of the year with fourth quarter volumes approaching 2019 levels and growing sequentially over the third quarter by over 20%. Performance varied between geographies, primarily driven by COVID and COVID-related shutdowns experienced in the respective areas of the world. It is encouraging to note that in all three of our geographic regions, procedure volumes improved on a sequential basis as compared to the third quarter of 2020, and two of the three regions showed year over year growth, the U.S. and Asia. Europe was, and continues to be, the most impacted region as various resurgences have forced shutdowns and significant slowdowns in procedures volumes. For the full year, over 1,450 procedures were performed using Senhance, down approximately 10% as compared to 2019. We expect this trend to revert as we move into 2021.

Shifting to an update on our foundational sites, at the end of the year, we had 11 foundational sites, up from seven at the start of 2020. As a reminder, foundational sites are hospitals that are performing or on track to perform clinical procedures with Senhance at an annualized rate of greater than 100 procedures per year. The slowdown in elective procedures experienced during a significant portion of the year slowed the expansion of these foundational sites. We are optimistic that we should start to see an acceleration of new foundational sites as COVID subsides and we start to see a positive impact from the recent system placements along with the tailwinds from our recently expanded portfolio.

Turning to our second focus area, clinical validation. In 2020, we continued to focus on the development of health economic and clinical performance data with an emphasis on the cost impact of Senhance relative to traditional laparoscopy, as well as other surgical robotic systems. During the year, there were 15 peer-reviewed clinical papers published providing further support of the clinical utility of the Senhance across a variety of specialties, demonstrating the utility, breadth and the complexity of procedures being performed. Beyond those published clinical papers, we made good progress on several studies including two cost comparative studies, comparing the average cost per procedure between Senhance laparoscopy and robotics.

Turning to our third focus area, portfolio expansion. During 2020, and thus far in 2021, we made tremendous progress in what turned out to be a challenging regulatory environment given COVID. In February of 2020, we received a CE Mark approval that enabled Senhance to be used on pediatric patients. In October, the first cases were completed, and since then the cadence of pediatric cases has increased. We continue to view pediatrics as a highly underserved market that will benefit significantly from the capabilities Senhance provides.

In March of 2020, we received FDA 510(k) clearance for the Intelligent Surgical Unit, or ISU. In September, we announced the completion of the first surgeries using the ISU's machine vision capability, and cases are now being done on a regular basis with ISU-enabled systems.

In early 2021, we received a CE Mark for this version of the ISU, and early feedback from surgeons following the first cases completed in Europe has been very positive.

We are excited about the early success of the ISU as it represents the initial building block of our digital strategy. We are working to add incremental ISU features, namely the next generation of machine vision and augmented intelligence capability, such as scene recognition and surgical image analytics.

During the fourth quarter, we received regulatory approval in the Russian Federation. We believe that the Russian robotic surgery market is underserved and provides an opportunity to grow Senhance Surgical System installations.

Just last week, we announced we received FDA 510(k) clearance for expanded indications for general surgery. This is a major milestone for the growth and clinical applicability of our technology. General surgery is, by far, the largest area of manual laparoscopy which can benefit from robotic precision and digital insight of Senhance. The indication expansion also allows Senhance to be used in many high-value, complex reconstructive surgeries such as those used to treat reflux and obesity. Taken together with our other indications for use in the U.S., Senhance can now be utilized in over 2.7 million general surgical procedures performed annually.

Despite the challenging macroeconomic environment that persisted throughout 2020, we made great strides in the development of Senhance and achieved the vast majority of the goals we set for ourselves at the beginning of the year. In addition, we believe we put ourselves in a great position over the long term to bring innovative surgical technologies to operating rooms around the world.

With that, I will now turn the call over to Shameze to provide a financial overview.

Shameze Rampertab

Thanks Anthony.

Turning to the fourth quarter, for the three months ended December 31, 2020, the Company reported revenue of $1.1 million as compared to revenue of $0.7 million in the three months ended December 31, 2019. Revenue in the fourth quarter of 2020 included $0.3 million in systems leasing, $0.3 million in instruments and accessories, and $0.5 million in services.

For the three months ended December 31, 2020, total operating expenses were $14.2 million as compared to $18.1 million, excluding the gain from the sale of the AutoLap assets in the three months ended December 31, 2019.

I would like to note that we are in the process of fully transitioning over to our new corporate headquarters in Research Triangle Park. The new office space was purpose-built for Asensus, allowing us to effectively pursue our commercial, clinical, and research and development goals in a more cost efficient manner.

For the three months ended December 31, 2020, net loss attributable to common stockholders was $13.8 million or $0.13 per share as compared to a net loss of $13.7 million or $0.69 per share in the three months ended December 31, 2019.

For the three months ended December 31, 2020 the adjusted net loss attributable to common stockholders was $9.7 million or $0.09 per share as compared to an adjusted net loss of $16.4 million or $0.83 per share in the three months ended December 31, 2019.

Adjusted net loss is GAAP net loss adjusted for the follow items: net gain on the sale of the AutoLap assets, amortization of intangible assets, change in fair value of contingent consideration, change in fair value of warrant liabilities, restructuring and other charges, inventory write-down related to the restructuring plan, and loss on the extinguishment of debt, all of which are non-cash charges.

Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. A reconciliation from GAAP to non-GAAP measures can be found in our earnings release.

Turning to the balance sheet, the Company had cash and cash equivalents and restricted cash of approximately $17.5 million and working capital of $23.7 million as of December 31, 2020. Subsequent to the end of the fourth quarter we closed separate equity offerings, resulting in combined net proceeds of approximately $111 million.

Following such financing transactions, as well as proceeds from the ATM offering and exercises of our Series C and D Warrants, the Company has cash and cash equivalents, including restricted cash, of $169.5 million as of February 1, 2021, which provides us with the capital to execute on our strategic plans for years to come.

I'll turn the call back over to Anthony.

Anthony Fernando

Thanks, Shameze. I would now like to provide our perspectives on 2021.

A few weeks ago, we re-branded the Company as Asensus Surgical. As we have been undergoing an evolution from a robotics company to a digital surgery company, we felt it fitting to re-brand the Company to better reflect our vision.

Our mission is focused on elevating robotic surgery to drive predictable outcomes, to optimize resources and costs, and work with hospital systems that seek to strive to employ innovative healthcare strategies.

We believe that by digitizing the interface between the surgeon and patient, we can unlock the clinical intelligence to pioneer a new era of surgery, which we are calling Performance-Guided Surgery.

As we set out to advance the capabilities of Senhance to deliver those outcomes, we reviewed the current surgical landscape to determine where we believe value could be added. We came to the realization that there is something missing in the way surgery is being performed today. Post-op complications are common, yet surgeons have little clinical intelligence at their disposal preoperatively and intraoperatively in the operating room. This led us to imagine a future of surgery where we can leverage machine learning, advanced visualization, data analytics, and augmented intelligence to dramatically improve critical decision making, drive predictable and help level the field by gathering, analyzing, and presenting information and insights to empower surgeons of all levels of experience with deeper situational knowledge. Over time, these technologies will support what we call the surgical assurance framework, which includes intelligent preoperative, intraoperative, and postoperative capabilities.

We have made early progress towards delivering on Performance-Guided Surgery through the introduction of our ISU. We will introduce additional new applications in the coming quarters with a goal of driving surgical evolution towards perceptive real-time guidance.

Turning to what you should expect from us in the near term, in 2021, our focus will continue to be driving the adoption of Senhance globally and expanding the technological capabilities of Senhance as we progress towards the realization of Performance-Guided Surgery. While we will certainly be cognizant of delivering revenue, our priority is getting Senhance into the hands of as many surgeons as possible.

With that said, our key areas of focus are, first, the continued market development for the Senhance System, and second, expanding our portfolio and continuing the technological advancement of Senhance.

Starting with our market development efforts, in order to drive widespread adoption, we need to inform and educate our potential customer base on the benefits of Senhance, and then follow up with clinical data to support our claims. As we move into 2021, we have continued to invest to develop an increasing volume of high quality health economic and clinical performance data with an emphasis on the cost impact of Senhance relative to traditional laparoscopy, as well as other surgical robotic systems. We expect to have a number of clinical papers published in peer reviewed journals during the first half of this year, As we continue to demonstrate through real-world evidence that we are delivering clinical and surgical benefits, and that Senhance can provide good surgical outcomes at a lower procedure cost, this should aid in our efforts to convince surgeons and hospitals to convert from laparoscopy to digital laparoscopy with Senhance.

The next segment of our market development effort is the expansion of our global footprint, including the growth of our installed base, the acceleration of procedure volumes, and the increase in the number of foundational sites.

Our goal for this year is to have another 10 to 12 new Senhance systems installed. While we expect to see revenue growth over 2020 this year, our focus remains on accelerating the number of systems being utilized and the volume of procedures being performed globally. We are actively targeting hospitals in each of our three primary markets, the U.S., EMEA—which includes the Commonwealth of Independent States—and Asia, through a mix of direct reps and distributor relationships.

In addition to growing our installed base of systems, we are focused on expanding the utilization of Senhance, both in terms of the volume and types of procedures being performed. Alongside an increase in the total volume of procedures being performed, we expect the number of foundational sites to increase.

The material expansion of our indications for use, additional technology launches, and entry into new geographies should all act as incremental tailwinds across our market development efforts, including new system installations, procedure volumes, and foundational site growth. As a result of the ongoing COVID headwinds in certain parts of the world, we are unable to provide specific guidance related to procedure volumes and foundational sites, however, we do expect significant growth as compared to 2020.

Last year, all of the hospitals that installed a Senhance system opted to utilize a leasing model. As part of these agreements, hospitals have the option to purchase the system at the end of the initial contract period. While it will not be a primary focus for us, we do expect that some of these hospitals may decide to ultimately convert to a purchase, which would drive incremental system revenue during the year.

In general, we are agnostic to the manner in which a hospital acquires a system, and we will continue to provide flexible economic arrangements to eliminate barriers to adoption, particularly as we continue to see hospitals under financial pressure as we work through the ongoing impacts of COVID.

Our second initiative is our continued portfolio expansion efforts. We have recently achieved a number of critical milestones. First, the CE Marking of the initial version of the ISU; second, the regulatory approval in the Russian Federation; and third, the FDA clearance of our expanded general surgery indication. For the balance of the year, we will continue to work towards the following, all of which we expect to achieve during the first half of 2021. First, filing the submission for 510(k) clearance for articulating instruments, and second, the submission for 510(k) clearance for the next generation ISU, which includes additional features, namely advanced machine vision and augmented intelligence capabilities such as scene recognition and surgical image analytics.

As a company, we have accomplished a tremendous amount over the year, during what will likely be looked back upon as one of the most challenging periods in the history of the healthcare industry. I want to thank our entire organization for their tireless effort during these uncertain times. We are mindful that COVID is still having an impact on our business and is likely to continue to be a headwind during 2021. Because we operate in a variety of geographies which are in various stages of resurgence or recovery, it is difficult to predict how our operations will be impacted. However, we would expect that as we progress through the year, we expect to see increase in case volumes as elective procedures are more widely performed. We would also expect for new system installations to become less challenging as our commercial team gain broader access to hospitals as restrictions are lifted and hospital staff have more bandwidth to devote attention to non-COVID related matters.

From an operational perspective, having now been in the COVID environment for approximately a year, we are fully operational and ready to deliver on the demands we see in the market.

In summary, we are very excited about the future at Asensus and our long-term vision for what surgery can become. With Performance-Guided Surgery, we are bringing novel capabilities to the entire surgical paradigm, from pre-op planning to post-op analysis, unlocking the clinical intelligence to enable consistently superior outcomes and a new standard of surgery.

With that, I would like to open the line for questions.

Operator

We will now begin the question-and-answer session. To join the question queue you may press star then one on your telephone key pad. You will hear a tone acknowledging your request. If you are using a speaker phone, please pick up your handset before pressing any keys. To withdraw your question please press star then two. We will pause for a moment as callers join the queue.

The first question comes from Swayampakula Ramakanth with HC Wainwright. Please go ahead.

Swayampakula Ramakanth – H.C. Wainwright & Co. – Managing Director

Thank you. This is RK from H.C. Wainwright. Good afternoon, Anthony and Shameze.

You certainly crossed a great year despite COVID-19. Congratulations on that part. So, as you stated in your remarks, you initiated operational levers that seem to have gone pretty decent over 2020. But in general, how has that helped, especially in terms of sales cycle, the time it takes to get a sales done, and also, do you feel you get more leads when you start talking to potential customers regarding operational lease than immediate buyout?

Anthony Fernando

Hi RK. This is Anthony. Thank you for your question.

On the cycle time, I would say that leveraging the operating lease model has definitely reduced the time it takes to go from beginning of a conversation to a signed agreement and installation, because I think, as you know, some hospitals don’t need to go through the same capital approval processes, so that’s definitely helpful.

I think to the second part of your question, having that system installed and being utilized is the best evidence that anyone can provide. When our system is up and running, doing surgery on a regular basis, whether it is other hospitals or the surgeons go and speak with other colleagues, it definitely helps accelerate that process.

Swayampakula Ramakanth

Great. Regarding the number of procedures and the procedure, you stated that there was greater than 1,450 procedures done in 2020. There are two questions based on that comment. One, what is in general per procedure revenue? I understand it varies depending on obviously the procedure, but in general what could be per procedure revenue? Then the second part is as you are getting more of these approvals done, especially the recent one which is for General Surgery, when you get such very important, impactful approvals, how should we think about two things: procedure volume and also per procedure revenue?

Anthony Fernando

RK, we don’t directly track per procedure revenues. It can be because it varies from different geographies and also with the leasing model, so that’s not something we proactively track to look at revenue per procedure, for multiple reasons. Because no matter which procedure you do, you tend to use certain set-up standard instrumentation, and then if there’s any specialty instrumentation like muscle dissectors used, that has also a standard incremental cost associated with it. So, we don’t track the revenue side of it.

But I think the second part with respect to the General Surgery, the expanded indication that we recently received in the U.S., I think this opens up bariatric and upper GI side for us to be able to proactively speak with surgeons in those areas, whether it’s gastric sleeves or Nissen fundoplication kind of procedures. Those are new procedure areas that have opened up, so we are looking forward to encouraging surgeons to use our system for those types of procedures that they didn’t have previously.

Swayampakula Ramakanth

Thank you. Then my last question, on the geographical expansion, you were talking about the Russian markets and the Russian approvals. How big is the Russian market? In your thinking, how long do you think it could take to develop that into a meaningful market for yourself?

Anthony Fernando

That’s a great question. As we kind of alluded before, we’ve been building a distributor relationship in Russia to cover the Russian market for some time. We’ve been working with a distributor out of Germany who is also a device manufacturer who has a really good presence in the Russian market. They are very well established. They have sales teams, clinical teams and even field service support functions, so we are really leveraging that infrastructure off the distributor to be able to enter that market and grow that market.

With respect to market size, I would say that there is definitely good opportunity there because robotic penetration in Russia is relatively low and cost is also a concern with respect to procedure cost. I think we can offer the lower per procedure economics with Senhance.

We believe that there is really good opportunity for us and hope to put some points on the board this year in that market.

Swayampakula Ramakanth

Perfect. Thank you. Thank you very much for taking my question.

Anthony Fernando

Thank you, RK.

Operator

The next question comes from Frank Harris from Raymond James. Please go ahead.

Frank Harris – Raymond James & Associates – Equity Research Analyst

Good afternoon. This is Frank on for Larry.

I guess just to start off, last quarter you noted that the procedure TAM in the U.S. was about 1.4 million, and would expand by 800,000 with the General Surgery indication, bringing it to 2.2 million. But obviously in the press release and then today you mentioned the General Surgery indication expanded the TAM to about 2.7 million procedures. Could you just help us reconcile the difference there, or is there something that we’re missing?

Anthony Fernando

Hey Frank, good question. The 2.7 million that we just recently talked about and just talked about today is the overall General Surgery, because as you know, previously our previous indication for use included colorectal procedures, hernia and gallbladders; that was all part of General Surgery. So in addition with the new clearance that we received, it’s a total of—addressable 2.7 million which includes the colorectal space that we previously had. That’s what gets us to the 2.7 million number.

Frank Harris

Okay, great. Then, now that you have the clearance for General Surgery, could you break out the various procedures and annual opportunity for each that you added?

Anthony Fernando

I couldn’t give you exact numbers right now. Maybe we can answer that offline, but I can tell you that the incremental procedures are more in the upper GI and bariatric space. Those are the procedures that were not originally included and with the most recent approval upper GI and bariatric cases were included. So we can follow-up with you and give you the exact numbers.

Frank Harris

Okay, perfect. Okay. Then, obviously since you just got the clearance last week, how are you thinking about the impact of increased interest from hospitals going forward and wanting to lease a system?

Anthony Fernando

I think we believe that the interest will definitely increase for two reasons. One, the bariatric procedures and reflux procedures have a high level of interest from patients and also from the surgeons to be able to use technology, and the reimbursement levels applicable are also in that same direction. For those reasons, we believe that the interest will be higher for these kinds of procedures.

Frank Harris

Okay. Then just two quick last ones, one being a follow-up to that one. How should we think about the pace at which General Surgery procedures should start to ramp up within current system placements within the U.S.? And then I have one other quick one after that.

Anthony Fernando

Currently, for the procedure mix for us in the U.S. it’s, I would say, not to be very precise but probably majority of the procedures are in the General Surgery space in the U.S., and also gynecology. We believe that with this clearance, the General Surgery portion of procedures performed will definitely see a faster growth rate compared to the gynecology procedures in the U.S., with the new placements and even with current existing placements.

Frank Harris

Okay. That’s helpful. Then I guess just to close out, obviously it’s good to hear about the pediatrics and obviously you have a unique opportunity there with the 3-millimeter instrumentation. Could you just update us how you’re thinking about the size of the pediatric market and the expectation for penetration going forward?

Anthony Fernando

Yes. Frank, again, primarily we have the pediatric approvals for Europe, so that’s our primary market. We are now at two hospitals in Europe for pediatrics now. We are trying to work through that in Europe and collect some data on performance and also even in to see any breakthrough outcomes that we can find in some initial procedures. The market is not—I would say the market is not large, but even though it’s a relatively smaller market, there is very little technology adoption and available technologies from a surgical point of view available to the pediatric space, and that are more tailor-made for the pediatric space.

The use of 3-millimeter instruments is relatively common in pediatrics, but what we offer is not just the 3-millimeter instruments. When you combine a 3-millimeter instrument with a 5-millimeter scope and add haptic feedback to that, it becomes a real powerhouse for the surgeons and that’s why the surgeons—that has been the feedback we’ve gotten from surgeons is that combination. Three-millimeter instrument, 5-millimeter scope and the layer of haptic feedback, they are able to manipulate these instruments with ease and also gain good stability using the 3-millimeter instrument with less incision trauma to the patient.

That’s really how we are building the value proposition there, and once we get more procedures completed in Europe, I think we’ll be able to size up the opportunity much better.

Frank Harris

Great. Thanks so much.

Anthony Fernando

Thank you, Frank.

Operator

That concludes our question-and-answer session for today. I will now turn the call back to Anthony Fernando for closing remarks.

Anthony Fernando

Thank you again for your interest in the Asensus Surgical and we look forward to updating you on our progress on our next quarterly call. Thank you.

Operator

That concludes today’s conference call. You may now disconnect your lines. Thank you for participating and have a pleasant day.